Exhibit 10.29

Industrial Services of America, Inc.

November 3, 1999

Andrew M. Lassak

Re: Non-Incentive Stock Option

Dear Andrew:

        We are pleased to advise you that Industrial Services of America, Inc. (the "Company") has granted a non-incentive stock option (the "Option") to you to purchase 120,250 shares of Stock at $2.50 per share in exchange for your existing non-incentive stock option (the "Prior Option") granted effective June 2, 1998. The Option is granted effective as of November 3, 1999. This Option has been granted under the Consulting Agreement - Lassak, dated as of June 2, 1998, as amended.

A copy of the Option Certificate which evidences this Option is attached. Please read and familiarize yourself with the Option Certificate.

Very truly yours,

INDUSTRIAL SERVICES OF AMERICA, INC.

By: /s/ Harry Kletter
Title: CEO

7100 Grade Lane (40213) P.O. Box 32428 Louisville, Kentucky 40232
Telephone (502) 368-1661 Facsimile (502) 368-1440

THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS OPTION UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY AND ITS COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

NON-INCENTIVE STOCK OPTION
(NON-TRANSFERABLE)

OPTION CERTIFICATE

Industrial Services of America, Inc., a Florida corporation ("Company"), pursuant to action of the Board and in accordance with the Consulting Agreement - Lassak, dated as of June 2, 1998, as amended (the "Agreement"), hereby grants a Non-Incentive Stock Option ("Option") to Andrew M. Lassak ("Consultant") to purchase from the Company 120,250 shares of Stock, at an Option Price of $2.50 per share (the "Option Price"), which Option is subject to all of the terms and condition's set forth in this Option Certificate and in the Agreement. This Option is granted effective as of March  1 , 2000 ("Option Grant Date").

INDUSTRIAL SERVICES OF AMERICA, INC.

By: /s/ Harry Kletter

Title: CEO

TERMS AND CONDITIONS

        Section 1. Agreement. This Option is subject to all the terms and conditions set forth in the Agreement and this Option Certificate, and all of the terms defined in the Agreement shall have the same meaning herein when such terms start with a capital letter. This Option is intended not to satisfy the requirements of Section 422 of the Code.

        Section 2. Order of Exercise. The exercise of this Option shall not be affected by the exercise or non-exercise of any other option (without regard to whether such option constitutes an "incentive stock option" within the meaning of Section 422 of the Code).

        Section 3. Date Exercisable. This Option shall become exercisable in accordance with the following schedule on any normal business day of the Company occurring on or after the first date set forth below and before the date this Option expires.

Company Shares Subject to Options Vesting Schedule	Date	Vesting Year

29,250	From June 2; 1998 to, but not including First Anniversary Date of the Agreement ("Anniversary" Date")	1

22,750	From Anniversary Date to but not including Second Anniversary Date	2

22,750	From Second Anniversary Date to but not including Third Anniversary Date	3

22,750	From Third Anniversary Date to but not including Fourth Anniversary Date	4

22,750	From Fourth Anniversary Date to but not including Fifth Anniversary Date	5

        From the date of vesting of shares subject to options, the Consultant has (i) five (5) years to exercise with respect to shares subject to option vesting in Vesting Years one (1) and two (2), (ii) four (4) years to exercise with respect to shares subject to option in Vesting Year three (3), (iii) three (3) years to exercise with respect to shares subject to option vesting in Vesting Year four (4), and (iv) two (2) years to exercise with respect to shares subject to option vesting in Vesting Year five (5).

        The maximum number of shares of Stock which may be purchased by exercise of this Option on any such day shall equal the excess, if any, of (a) the total number of shares of Stock subject to this Option on the Option Grant Date, and with respect to which this Option is vested, over (b) the number of shares of Stock which have previously been purchased by exercise of this Option.

        If at the time Consultant intends to exercise any rights under this Option, Consultant is an officer or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the Exchange Act then Consultant should consult with the Company before Consultant exercises such rights because there may be additional restrictions upon the exercise of such rights.

        Section 4. Method of Exercise of Option. Consultant may (subject to Section 3, Section 8, Section 9 and Section 10) exercise this Option in whole or in part with respect to the shares of Stock subject to this Option that have vested (before the date this Option expires and notwithstanding the termination of the Agreement) on any normal business day of the Company by (1) delivering the Option Certificate to the Company at its principal place of business together with written notice of the exercise of this Option and (2) simultaneously paying to the Company the Option Price. The payment of such Option Price shall be made either in cash, by check acceptable to the Company, or by delivery to the Company of certificates (properly endorsed) for shares of Stock registered in Consultant's name, or in any combination of such cash, check, and Stock which results in payment in full of the Option Price. Stock which is so tendered as payment (in whole or in part) of the Option Price shall be valued at its Fair Market Value on the date this Option is exercised.

        "Fair Market Value" means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if Stock is not traded on the New York Stock Exchange, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Board, or, if no such closing price is available on such date, (2) such closing price as so reported or so quoted for the immediately preceding business day, or, if no newspaper or: trade journal reports such closing price or if no such price quotation is available, (3) the price which the Board, acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell or both have reasonable knowledge of the relevant facts.

        Section 5. Delivery. The Company's delivery of Stock pursuant to the exercise of this Option (as described in Section 4) shall discharge the Company of all of its duties and responsibilities with respect to this Option.

        Section 6. Nontransferable. This Option shall not be transferable by Consultant except by his will or by the laws of descent and distribution, and rights granted under this Option shall be exercisable during Consultant's lifetime only by Consultant. If this Option is exercisable after the death of Consultant, the person or persons to whom this Option is transferred by will or by the laws of descent and distribution shall be treated as the Consultant under this Option Certificate.

        Section 7. Shareholder Status. Consultant shall have no rights as a shareholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Consultant, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Agreement.

        Section 8. Other Laws. The Company shall have the right to refuse to issue or transfer any Stock under this Option if the Company acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this Option shall be promptly refunded to Consultant.

        Section 9. Securities Registration. Consultant may be requested by the Company to hold any shares of Stock received upon the exercise of this Option for personal investment and not for purposes of resale or distribution to the public and Consultant shall, if so requested by the Company, deliver a certified statement to that effect to the Company as a condition to the transfer of such Stock to Consultant. Consultant may be requested by the Company to deliver a certified statement to the Company that he or she will not sell or offer to sell any shares of Stock received upon the exercise of this Option unless a registration statement shall be in effect with respect to such Stock under the Securities Act of 1933, as amended, and the applicable state securities laws, or unless he or she shall furnish to the Company an opinion, in form and substance satisfactory to the Company, of legal counsel acceptable to the Company, that such registration is not required. Certificates representing shares of Stock received upon the exercise of this Option may bear an appropriate restrictive legend reflecting the foregoing.

        Section 10. Other Conditions. Consultant shall (as a condition to the exercise of this Option) enter into any agreement or make any representations required by the Company related to the Stock to be acquired. pursuant to the exercise of this Option, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of this Option and provides for the repurchase of such Stock by the Company under certain circumstances.

        Section 11. Tax Withholding. The Company shall have the right to withhold or retain tram any payment to Consultant (whether or not such payment is made pursuant to this Option) or take such other action as is permissible under the Agreement which the Company deems necessary or appropriate to satisfy any income or other tax withholding requirements as a result of the exercise of this Option.

Section 12. Governing Law. The Agreement and this Option shall be governed by the laws of the State of Florida.

Section 13. Modification. Amendment. and Cancellation. The Company and Consultant shall have the right to modify, amend, or cancel this Option in accordance with the terms of the Agreement.

Section 14. Binding Effect. This Option shall be binding upon the Company and Consultant and their respective permitted heirs, executors, administrators and successors.

        Section 15. Registration Rights. The Consultant has certain demand and piggyback registration rights with respect to the shares of Stock subject to this Option, as specifically set forth in the Agreement.